                                                            FILING FEE $50.00
          FILED                                             BY: INTERNATIONAL
   IN THE OFFICE OF THE                                         TEXAS INDUSTRIES
SECRETARY OF STATE OF THE                                           INC.
     STATE OF NEVADA                                            SUITE # 204
                             ARTICLES OF AMENDMENT              14800 SAN PEDRO
       SEP 11 1984                   TO THE                     SAN ANTONIO
                           ARTICLES OF INCORPORATION            TEXAS      78232
                                       OF
                      INTERNATIONAL TEXAS INDUSTRIES, INC.

     Pursuant to the provisions of the Nevada Corporation Laws, the undersigned corporation adopts the following Articles of Amendment to its Articles of
Incorporation.

     FIRST: The following amendment was adopted by a majority of the shareholders of the corporation, in the manner prescribed by the Nevada
Corporation Laws on the date set forth above the amendment:

     JUNE 22, 1984

     RESOLVED, that Article IV of the Articles of Incorporation be deleted in its entirety, and in its place be inserted,

          ARTICLE IV. The corporation shall have two classes of authorized capital stock as follows:

          Class A - fifty million (50,000,000) shares of common stock with each share having a par value of One Tenth of One Cent ($0.001) per share.

          Class AA - two million (2,000,000) shares of convertible preferred stock with each share having a par value of One Cent ($0.01) per share. Each convertible preferred share shall be convertible to one share of Class A common stock at the option of the holder.

     JULY 22, 1984

     RESOLVED, that Article IX of the Articles of Incorporation be deleted in its entirety, and in its place inserted:

          ARTICLE IX. Each stockholder shall have one vote for each share registered into his or her name without giving regard to class or type of stock.

                                            INTERNATIONAL TEXAS INDUSTRIES, INC.

                                            By: /s/ Jon J. King
                                                --------------------------------
                                                Jon J. King, President

                                            By: /s/ Denise Byler
                                                --------------------------------
                                                Denise Byler, Secretary

STATE OF TEXAS      )
                    ) ss.
COUNTY OF BEXAR     )

     Before me, _____________________________, a Notary Public in and for the
said County and State, personally appeared Jon J. King and Denise Byler, who acknowledged before me that they are the President and Secretary, respectively, of International Texas Industries, Inc., a Nevada corporation, and that they signed the foregoing Articles of Amendment as a free and voluntary act and deed for the uses and purposes therein set forth, and that the facts contained therein are true.

     IN WITNESS WHEREOF, I have hereto set my hand and seal this 7th day of
September A.D., 1984.

                                                  /s/ Kathleen K. Fletcher
                                                  ------------------------------
                                                  Notary Public in and for the
                                                  State of Texas

My commission expires:                                 Kathleen K. Fletcher
       12-19-87                                   ------------------------------
----------------------                            Notary's printed name